Exhibit 4.1

INDENTURE

Dated as of October 26, 2021

Between

AVANTOR FUNDING, INC.,

as Issuer,

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

3.875% SENIOR NOTES DUE 2029

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

-v-

INDENTURE, dated as of October 26, 2021, between Avantor Funding, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined herein) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $800,000,000 aggregate principal amount of 3.875% Senior Notes due 2029 (the “Initial Notes”); and

WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and, except as provided herein, for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Commitment” has the meaning set forth in Section 4.10(b).

“Accounting Change” has the meaning set forth in the definition of “GAAP”.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated in the Masterflex Purchase Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections Section 2.01 and 4.09, as part of the same series as the Initial Notes.

“Advance Offer” has the meaning set forth in Section 4.10(c).

“Advance Portion” has the meaning set forth in Section 4.10(c).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 4.11(a).

“Agent” means any Registrar or Paying Agent.

“Alternate Offer” has the meaning set forth in Section 4.14(a).

“Applicable Calculation Date” or “date of determination” means the applicable date of calculation for the specified financial ratio, amount or percentage. For clarity, for purposes of the provisions described in Section 1.03(l), the Applicable Calculation Date may, at the option of a Testing Party, be the Transaction Test Date.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Issuer immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Percentage” means (a) 100% if the Consolidated Secured Debt Ratio (determined on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom) as of the Applicable Measurement Period is greater than 5:50:1.00, (b) 50.0% if the Consolidated Secured Debt Ratio (determined on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom) as of the Applicable Measurement Period is less than or equal to 5:50:1.00 and greater than 4.75:1.00 and (c) 0.0% if the Consolidated Secured Debt Ratio (determined on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom) as of the Applicable Measurement Period is less than or equal to 4.75:1.00.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a)(i) the sum of the present values at such Redemption Date of (A) the redemption price of such Note at November 1, 2024 (such redemption price being set forth in the table appearing in Section 3.07), plus (B) all required remaining scheduled interest payments due on such Note through November 1, 2024, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Redemption Date plus 50 basis points, minus (ii) accrued but unpaid interest to, but excluding, the Redemption Date over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Premium Deficit” has the meaning set forth in Section 8.04(1).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (including, in each case, by way of Division), whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise; in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or other assets, in each case, in the ordinary course of business or any disposition of inventory, immaterial assets or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Issuer and any of its Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Issuer or any Restricted Subsidiary in a manner permitted pursuant to the provisions described in Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any disposition, issuance or sale in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment;

(d) any disposition of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any single transaction or series of related transactions with an aggregate fair market value of less than the greater of (x) $110.0 million and (y) 10.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period;

(e) any disposition of property or assets, or issuance of securities by a Restricted Subsidiary of the Issuer, to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business, which may be in connection with an Asset Sale;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(i) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed in lieu of condemnation or otherwise) with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(j) sales or discounts (with or without recourse) (including by way of assignment or participation) of (i) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (ii) receivables and related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables and related assets, pursuant to any Permitted Receivables Financing;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business or consistent with past practice;

(m) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice or that is immaterial;

(o) the unwinding of any Hedging Obligations or Cash Management Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or invalidation of intellectual property rights, which in the reasonable determination of the Board of the Issuer or the senior management thereof (or any Parent Entity of the Issuer) are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole or are no longer used or useful or economically practicable or commercially reasonable to maintain;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(s) the disposition of any assets (including Equity Interests) (i) acquired in a transaction after the Issue Date, which assets are not material and used or useful in the core or principal business of the Issuer and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition;

(t) any disposition of property or assets of a Foreign Subsidiary the Net Proceeds of which the Issuer has determined in good faith that the repatriation of such Net Proceeds (i) is prohibited or subject to limitations under applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation); provided that when the Issuer determines in good faith that repatriation of any of such Net Proceeds (i) is no longer prohibited or subject to limitations under such applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), such amount at such time shall be considered the Net Proceeds in respect of an Asset Sale;

(u) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(v) the granting of a Lien that is permitted under Section 4.12;

(w) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary;

(x) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

(y) the sales of property or assets for an aggregate fair market value not to exceed the greater of (x) $140.0 million and (y) 12.50% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Offer” has the meaning set forth in Section 4.10(c).

“Asset Sale Proceeds Application Period” has the meaning set forth in Section 4.10(b).

“Authentication Order” has the meaning set forth in Section 2.02.

“A/R Facility” means the transactions contemplated from time to time in that certain Receivables Purchase Agreement, dated as of March 27, 2020, as amended, by and among Avantor Receivables Funding, LLC, VWR International, LLC, the various conduit purchasers from time to time party thereto, the various related committed purchasers from time to time party thereto, the various purchaser agents from time to time party thereto, the various LC participants from time to time party thereto and PNC Bank, National Association, as Administrator and LC Bank.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) (a) U.S. dollars;

(b) Canadian dollars, euros, pounds sterling or any national currency of any participating member state of the EMU; or

(c) other currencies held by the Issuer and the Restricted Subsidiaries from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government with average maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million (or the foreign currency equivalent thereof);

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (9) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (3) above, in each case, with average maturities of 24 months after the date of creation thereof;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(7) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (6) above and (8) through (11) below;

(8) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 24 months from the date of acquisition thereof;

(9) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from any Rating Agency (or, if at any time any Rating Agency shall not be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 24 months or less from the date of acquisition;

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(12) in the case of Investments by any Foreign Subsidiary of the Issuer, Investments for cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (11) customarily utilized in countries in which such Foreign Subsidiary operates; and

(13) Investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (3) above, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (12) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations of the Issuer or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of one or more of the following events after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than any Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of more than 50.0% of the total voting power of the Voting Stock entitled to vote for the election of directors of the Issuer having a majority of the aggregate votes on the Board of the Issuer, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint a majority of the directors of the Issuer.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) as a result of limited customary veto or approval rights over fundamental actions in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50.0% of the total voting power of the Voting Stock entitled to vote for the election of directors of such Parent Entity having a majority of the aggregate votes on the Board of such parent.

“Change of Control Offer” has the meaning set forth in Section 4.14(a).

“Change of Control Payment” has the meaning set forth in Section 4.14(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.14(a)(2).

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated EBITDA” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries for any period, the Consolidated Net Income of such Person for such period, plus:

(1) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) Fixed Charges of such Person for such period and, to the extent not reflected in Fixed Charges, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (k) thereof, plus

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest relating to such taxes or arising from any tax examinations, and (without duplication) any payments to a Parent Entity pursuant to clause (13) of Section 4.07(b) in respect of such taxes, plus

(c) the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, conversion costs and contract acquisition costs) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, plus

(d) any other non-cash charges (other than any accrual in respect of bonuses), including any write offs, write downs, expenses, losses or items (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(e) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof, plus

(f) (i) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Investors (including any termination fees payable in connection with the early termination of management and monitoring agreements), (ii) the amount of payments made to option, phantom equity or profits interests holders of such Person or any of its Parent Entities in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entities, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted under this Indenture (including expenses relating to distributions made to equity holders of such Person or any of its Parent Entities resulting from the application of FASB Accounting Standards Codification Topic 718—Compensation—Stock Compensation) and (iii) the amount of fees, expenses and indemnities paid to directors of any Parent Entity, plus

(g) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing, plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (3) below for any previous period and not added back, plus

(i) any costs or expenses incurred by such Person or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or phantom equity or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), plus

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(2) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the VWR Transaction or any other Specified Event (as defined herein) projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Issuer or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) (a) with respect to the VWR Transaction, on or prior to November 21, 2020 (including actions initiated prior to November 21, 2017) and (b) with respect to any investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Issue Date, within 18 months after such Specified Event (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings are reasonably quantifiable and factually supportable, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (2) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) no cost savings, operating expense reductions or synergies relating to any Specified Event shall be added pursuant to this clause (2) except to the extent the cost savings, operating expense reductions and synergies relating to the VWR Transaction have been achieved or are no longer available or permitted to be added pursuant to this clause (2), in which case an amount up to such amounts that have been achieved or are no longer available or permitted shall be added to Consolidated EBITDA to the extent otherwise allowed pursuant to this clause (2); provided, further, that the aggregate amount of any adjustments made pursuant to clauses (a) and (b) above for any transactions following the Issue Date shall not exceed in the aggregate 30.0% of Consolidated EBITDA for such period (before giving effect to any such adjustments); provided, further, that addbacks (x) made otherwise in accordance with Regulation S-X promulgated by the SEC or (y) presented in the Offering Memorandum and relating to the twelve month period ended June 30, 2021 shall not be included in the foregoing cap of 30.0% of Consolidated EBITDA, less

(3) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), and

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary added (and not deducted) in such period from Consolidated Net Income, in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries, the sum of (1) cash interest expense (including that attributable to Financing Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries (excluding any Non-Recourse Indebtedness permitted to be incurred under clause (21) of Section 4.09(b)), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (x) the amortization of original issue discount and original insurance premium from the issuance of Indebtedness of such Person and its Restricted Subsidiaries (excluding Indebtedness borrowed in connection with the VWR Transaction (and any permitted refinancing thereof) and any Non-Recourse Indebtedness permitted to be incurred under clause (21) of Section 4.09(b)) at less than par and (y) pay-in-kind interest expense of such Person and its Restricted Subsidiaries but excluding, for the avoidance of doubt, (a) amortization or expensing of deferred financing costs, debt issuance costs, amendment and consent fees, commissions, fees, expenses and discount liabilities and any other amounts of non-cash interest other than specifically referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (e) all non-recurring cash interest expense consisting of “additional interest,” “special interest” or “liquidated damages” for failure to timely comply with registration rights obligations with respect to any securities, (f) any payments with respect to make-whole premiums, penalties or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a Parent Entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting in connection with the VWR Transaction or any acquisition, (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the VWR Transaction, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis in accordance with GAAP, (l) annual agency fees paid to the administrative agents, collateral agents and trustees with the Senior Credit Facilities, other credit facilities or indentures, (m) any expensing of bridge, commitment and other financing fees any other fees related to the VWR Transaction or any acquisitions after the Issue Date, (n) costs associated with obtaining Hedging Obligations and (o) any lease, rental or other expense in connection with Non-Financing Lease Obligations.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication:

(1) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), and any other unusual or non-recurring items,

(2) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period,

(3) Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Equity Interests held by management of the Issuer, VWR or any of their respective Subsidiaries or Parent Entities in connection with the VWR Transaction),

(4) the net income (loss) for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period,

(5) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, asset disposition, issuance or repayment of indebtedness, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to November 21, 2017 and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees),

(6) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),

(7) accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted as a result of the VWR Transaction or any acquisition constituting an Investment that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(8) non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements,

(9) any income (loss) attributable to deferred compensation plans or trusts,

(10) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by such Person or a Restricted Subsidiary thereof in respect of such investment),

(11) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(12) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(13) any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items),

(14) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(15) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, investments in debt and equity securities) or as a result of change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP),

(16) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 4.07(a), the net income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(17) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the VWR Transaction, or the release of any valuation allowance related to such item,

(18) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other costs and expenses attributable to such Person or any Parent Entity thereof being a Public Company,

(19) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries or such Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a pro forma basis), and

(20) changes to accrual of revenue so long as consistent with past practices of the Issuer and its Subsidiaries (regardless of treatment under GAAP) shall be excluded.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of the VWR Transaction, any acquisition or Investment consummated prior to the Issue Date (including the VWR Transaction) and any other acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. For the avoidance of doubt, solely for purposes of clause (3) of Section 4.07(a), Consolidated Net Income may include any Consolidated Net Income of or attributable to the target company or assets to be acquired in connection with any Specified Transaction; provided that no Restricted Payment may be made in reliance on clause (3) of Section 4.07(a) unless and until the closing of such Specified Transaction shall have actually occurred.

“Consolidated Secured Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien minus cash and Cash Equivalents of such Person and its Restricted Subsidiaries (including, for the avoidance of doubt, any cash and Cash Equivalents held by such Person and its Restricted Subsidiaries that are restricted in favor of the administrative agent or any other applicable collateral agent in respect of the obligations of the borrowers under the Senior Credit Facilities), in each case, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition); provided that, for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with (x) the incurrence of any Indebtedness pursuant to clause (1) of Section 4.09(b) or (y) the incurrence of any Lien pursuant to clause (12) and (34) of the definition of “Permitted Liens”, such Person may elect to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being incurred or secured, as the case may be, as of the Applicable Calculation Date and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount and (iii) for purposes of subsequent calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

“Consolidated Total Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries minus cash and Cash Equivalents of such Person and its Restricted Subsidiaries (including, for the avoidance of doubt, any cash and Cash Equivalents held by such Person and its Restricted Subsidiaries that are restricted in favor of the administrative agent or any other applicable collateral agent in respect of the obligations of the borrowers under the Senior Credit Facilities), in each case, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Total Debt Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09, such Person may elect to treat an Elected Amount under any Indebtedness which is to be incurred (or any commitment in respect thereof) as being incurred as of the Applicable Calculation Date and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) such Person may revoke an election of an Elected Amount and (iii) for purposes of subsequent calculations of the Consolidated Total Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

“Consolidated Total Indebtedness” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations and third-party debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, (A) all undrawn amounts under revolving credit facilities (except to the extent of any Elected Amount), (B) Hedging Obligations, (C) performance bonds or any similar instruments, and (D) the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the VWR Transaction or any acquisition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) or other Investment) and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Total Indebtedness shall exclude all Obligations relating to Non-Financing Lease Obligations. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board or senior management of such Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other Persons.

“Corporate Trust Office of the Trustee” means the designated office of the Trustee at which at any particular time its corporate trust business shall be administered, which office as of the date of this instrument is located at the address of the Trustee specified in Section 12.01, or such other address as the Trustee may designate from time to time by notice to the Issuer or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Covenant Defeasance” has the meaning set forth in Section 8.03.

“Covenant Suspension Event” has the meaning set forth in Section 4.16(a).

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities), or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures), providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Declined Proceeds” has the meaning set forth in Section 4.10.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the applicable Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of the Issuer, any Restricted Subsidiary or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or a Parent Entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, member, partner, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Issuer, any of its Subsidiaries or any Parent Entity or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Issuer (or the compensation committee thereof) shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Dividing Person” has the meaning set forth for such term in the definition of Division.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary (other than a Foreign Subsidiary) of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” has the meaning set forth in Section 2.03.

“Elected Amount” has the meaning set forth in the definition of “Consolidated Secured Debt Ratio.”

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equityholding Vehicle” means any Parent Entity of the Issuer and any equityholder thereof through which former, current officers or future officers, directors, employees, members, partners, managers or consultants of the Issuer or any of its Subsidiaries or Parent Entities hold Capital Stock of such Parent Entity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of the Issuer or any Parent Entity (excluding Disqualified Stock), other than:

(1) (i) public offerings with respect to the Issuer’s or any of its Parent Entity’s common stock registered on Form S-8 (or comparable form) or (ii) any sale or issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees;

(2) issuances to the Issuer or any Subsidiary of the Issuer; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Excess Proceeds” has the meaning set forth in Section 4.10(c).

“Excess Proceeds Threshold” has the meaning set forth in Section 4.10(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer within 10 Business Days of the date such capital contributions are made, the date such dividends, distributions, fees or other payments are received or the date such Equity Interests are sold, as the case may be, which shall be excluded from the calculation set forth in clause (3) of Section 4.07(a); provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Indenture.

“Existing Secured Notes” means the 2.625% Senior First Lien Notes due 2025 issued by the Issuer on November 6, 2020.

“Existing Senior Notes” means, collectively, the Existing Secured Notes and the Existing Unsecured Notes.

“Existing Unsecured Notes” means, collectively, (a) the 4.625% Senior Notes due 2028 and (b) the 3.875% Senior Notes due 2028, in each case, issued by the Issuer on July 17, 2020.

“Extended Outside Date” means February 28, 2022.

“fair market value” means, with respect to any Investment, asset, property or liability, the fair market value of such Investment, asset, property or liability as determined in good faith by the Board or the senior management of the Issuer.

“Financing Lease Obligation” means, an obligation that is required to be accounted for as a financing lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and any successor to its rating agency business.

“Fixed Amounts” has the meaning set forth in Section 1.03(n).

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of Consolidated EBITDA of such Person for the Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such Applicable Calculation Date pursuant to Section 4.09(b); provided, further, that for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a), such Person may elect to treat an Elected Amount under any Indebtedness which is to be incurred (or any commitment thereunder), as being incurred as of the Applicable Calculation Date and (i) any subsequent incurrence of Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) such Person may revoke an election of an Elected Amount and (iii) for subsequent calculations of the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, Divisions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by the Issuer or any of its Restricted Subsidiaries during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, Divisions, mergers, amalgamations, consolidations, disposed operations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, disposed operation (including any spin-off transaction) or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, Division, merger, amalgamation, consolidation, disposed operation or operational change had occurred at the beginning of the Applicable Measurement Period. For the avoidance of doubt, in the event that a Subsidiary was previously designated as an Unrestricted Subsidiary but was redesignated as a Restricted Subsidiary during or subsequent to the Applicable Measurement Period and is a Restricted Subsidiary as of the Applicable Calculation Date, the computation referred to above shall be calculated on a pro forma basis assuming that such redesignation as a Restricted Subsidiary (and the change in any associated fixed charge obligations and any change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and synergies resulting from any Asset Sale or other disposition or such Investment, acquisition, disposition, Division, merger, amalgamation or consolidation or other transaction (including the Transactions), in each case calculated in accordance with and permitted by clause (2) of the definition of “Consolidated EBITDA” under this Indenture). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests of one or more direct or indirect Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that unless the Issuer elects otherwise, as evidenced by a written notice of the Issuer to the Trustee, all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value,” as defined therein and (b) the accounting for operating leases and financing or capital leases under U.S. GAAP as in effect on November 21, 2017 (including, without limitation, FASB Accounting Standards Codification Topic 840—Leases) shall apply for the purpose of determining compliance with the provisions of this Indenture, including the definition of “Financing Lease Obligation”. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

The Issuer shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any Restricted Payment, Investment or other action made prior to the date of such election pursuant to Section 4.07, any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 4.09 or any incurrence of Liens pursuant to Section 4.12 (or any other action conditioned on the Issuer and its Restricted Subsidiaries having been able to incur at least $1.00 of additional Indebtedness) if such Restricted Payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be.

If there occurs or has occurred a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any term or measure used in this Indenture or the indentures governing the Existing Senior Notes and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, Section 2.06(a) or Section 2.06(b).

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means, collectively, Holdings and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Vail Holdco Sub LLC, a direct parent company of the Issuer.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, fund or trust that is controlled by any of the foregoing individuals or any donor-advised foundation, fund or trust of which any such individual is the donor.

“incur” or “incurrence” have the meaning set forth in Section 4.09(a).

“Indebtedness” means, with respect to any Person on any date of determination, the principal amount in respect of, without duplication:

(1) any indebtedness of such Person:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or other similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing any balance deferred and unpaid portion of the purchase price of any property (including pursuant to Financing Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation, if not paid within 60 days of becoming due and payable, is reflected as a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (a) through (d) (other than letters of credit and net obligations under any Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that (x) Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer solely by reason of push-down accounting under GAAP and (y) Non-Financing Lease Obligations, straight-line leases and operating leases shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such assets at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) accrued expenses and royalties, (C) obligations under or in respect of operating leases or Sale and Lease-Back Transactions (except any resulting Financing Lease Obligations) and Permitted Receivables Financing, (D) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days or (E) any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business.

For all purposes hereof, the Indebtedness of the Issuer and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management and accounting operations and advances having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Incurrence-Based Amounts” has the meaning set forth in Section 1.03(n).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Outside Date” means December 31, 2021.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means May 1 and November 1 of each year to stated maturity, commencing on May 1, 2022.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade rating from any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests at least 90.0% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, managers, members, partners, employees and consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Issuer; and

(3) if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means each of New Mountain Capital, LLC and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, Parent and its Subsidiaries or any portfolio company).

“Issue Date” means October 26, 2021.

“Issuer” means Avantor Funding, Inc. until a successor replaces the entity in accordance with the applicable provisions of this Indenture and, thereafter, such successor.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Legal Defeasance” has the meaning set forth in Section 8.02.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required or authorized to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation, consolidation, Division or similar transaction (i) by the Issuer or one or more of its Restricted Subsidiaries (or any successor of the Issuer or of such Restricted Subsidiary) or (ii) of the Issuer or one or more of its Restricted Subsidiaries, in each case, whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Investors” means those former or current officers, directors, members, partners, employees and managers (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of the Issuer, any Restricted Subsidiary or any Parent Entity of the Issuer who are direct or indirect investors in the Issuer, any Parent Entity of the Issuer or any Equityholding Vehicle as of the Issue Date, including any such officers, directors, members, partners, employees and managers owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer or its Parent Entity that are traded on a securities exchange on the date of the declaration of a Restricted Payment permitted pursuant to clause (8) of Section 4.07(b), multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning set forth in the definition of “Hedging Obligations”.

“Masterflex” means, collectively, the Masterflex bioprocessing business and related assets of Antylia Scientific.

“Masterflex Purchase Agreement” means the Purchase Agreement and Agreement and Plan of Merger, dated as of September 7, 2021, by and among VWR International, LLC, Pisces Merger Sub, LLC, Curie Holdings, LLC, the Representative named therein and the other parties named therein.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds and fair market value of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the fees, out-of-pocket expenses and other direct costs relating to such Asset Sale or the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions and any relocation expenses incurred as a result thereof), (2) all federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than any unsecured Indebtedness) required (other than required by Section 4.10(b)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of the Issuer and its Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided, that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to the Issuer or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Credit Facilities, the Existing Senior Notes and the Notes) directly associated with such asset being sold and retained by the Issuer or any of its Restricted Subsidiaries. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to any Issuer or any Guarantor immediately prior to such date of determination.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Issuer and the Restricted Subsidiaries (except for any customary limited recourse that is applicable only to Subsidiaries that are not a Subsidiary Guarantor that is customary in the relevant local market, and reasonable extensions thereof).

“Non-U.S. Person” means a Person that is not a U.S. Person.

“Note Register” has the meaning set forth in Section 2.03.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.

“Obligations” means any principal, interest, fees, expenses (including any interest, fees and expenses accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses is an allowed claim under applicable state, provincial, federal or foreign law), premium, penalties, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full; provided, further, that Obligations with respect to the Notes shall include fees, reimbursements or indemnifications in favor of the Trustee (which obligations with respect to such fees, reimbursements or indemnifications shall survive the payment in full of the principal of and interest on the Notes) or other third parties other than the Holders.

“Offer Amount” has the meaning set forth in Section 3.09(b).

“Offer Period” has the meaning set forth in Section 3.09(b).

“Offering Memorandum” means the Offering Memorandum, dated October 19, 2021, relating to the offering of the Notes.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary or any other officer designated by any such individuals of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions); such legal counsel may be an employee of or counsel to the Issuer.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent” means Avantor, Inc., a Delaware corporation and an indirect parent company of the Issuer.

“Parent Entity” means any Person that, with respect to another Person, owns 50.0% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of such other Person. Unless the context otherwise requires, any references to Parent Entity refer to a Parent Entity of the Issuer.

“Pari Passu Indebtedness” has the meaning set forth in Section 4.10(c).

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning set forth in Section 2.03.

“Performance References” has the meaning set forth for such term in the definition of Derivative Instrument.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means (1) each of the Investors, the Management Investors (including any Management Investors holding Equity Interests through an Equityholding Vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing, any Permitted Parent or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Investors, Management Investors (including such Equityholding Vehicle), Permitted Parent and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock entitled to vote for the election of the directors of the Issuer having a majority of the aggregate votes on the Board of the Issuer held by such group, (2) any Permitted Parent and (3) any Permitted Plan. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of the Issuer constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries (including guarantees of obligations of its Restricted Subsidiaries);

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit, product line or line of business, including research and development and related assets in respect of any product) that is engaged, directly or indirectly, in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division); or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or business) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, Division, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment, consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b);

(8) any Investment (a) in a Similar Business having an aggregate fair market value (with the fair market value of such Investment being measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed at the time of such Investment the greater of (x) $385.0 million and (y) 35.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed in reliance on clause (a) and provided that such amount will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a);

(10) Investments consisting of (but not, for the avoidance of doubt, dividends deemed to be made as a result of) guarantees of Indebtedness permitted under Section 4.09, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (5), (9) and (15) of Section 4.11(b));

(12) any Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments (a) having an aggregate fair market value (with the fair market value of each Investment being measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed at the time of such Investment the greater of (x) $1,100.0 million and (y) 100.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed in reliance on clause (a) and provided that such amount will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments in Receivables Subsidiaries in the form of assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, members, partners, managers, employees and consultants not in excess of $55.0 million in the aggregate, outstanding at the time of such Investment;

(16) loans and advances to officers, directors, managers, members, partners, employees and consultants for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice, or to fund such Person’s purchase of Equity Interests of the Issuer or any Parent Entity;

(17) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice;

(18) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice and any earnest money deposits in connection therewith;

(19) repurchases of the Notes or the Existing Senior Notes;

(20) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(21) Investments in Unrestricted Subsidiaries having an aggregate fair market value (with the fair market value of such Investment being measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed at the time of such Investment the greater of (x) $225.0 million and (y) 20.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period; provided, however, that any Investment pursuant to this clause (21) made in any Person that is an Unrestricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22) Investments consisting of promissory notes issued to the Issuer or any Guarantor by future, present or former employees, directors, officers, managers or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07;

(23) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with past practice in connection with cash management operations of the Issuer and its Subsidiaries;

(25) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(26) contributions to a “rabbi” trust for the benefit of employees, directors, members, partners, managers, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer or any Restricted Subsidiary;

(27) non-cash Investments in connection with tax planning and reorganization activities; provided that such Investments do not adversely affect the legal rights of the Holders under this Indenture in any material respect;

(28) Investments made as part of, or in connection with, the Transactions; and

(29) any other Investment; provided that, on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio for the Applicable Measurement Period would be equal to or less than 5.00 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(2) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, architect’s or construction contractors’ Liens and other similar Liens that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceeding for review, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(3) Liens incurred or deposits made in the ordinary course of business or consistent with past practice (a) in connection with workers’ compensation, unemployment insurance, employers’ health tax, and other social security or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (b) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to such Person or otherwise supporting the payment of items set forth in the foregoing clause (a);

(4) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, public or statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), deposits as security for contested taxes or import duties or for payment of rent, performance and return of money bonds and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practice;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, restrictions, encroachments, protrusions, servitudes, sewers, electric lines, drains, telegraph, telephone, internet and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) affecting real properties or Liens incidental to the conduct of the business of the Issuer and its Subsidiaries or to the ownership of their respective properties which were not incurred in connection with Indebtedness and which do not in any case materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(6) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under clause (5) of Section 6.01(a);

(7) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 4.09; and Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(9) Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases or consignments entered into by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted or deemed to be permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b);

(11) Liens existing on the Issue Date (other than Liens incurred in connection with the Senior Credit Facilities and the Existing Secured Notes);

(12) Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (13), (14), (15), (18), (27) and (30) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4) extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto) and the proceeds and the products thereof and customary security deposits in respect thereof; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (14) shall only be permitted if (A) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into the

Issuer or any Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in any transaction to which such Indebtedness relates or (B) after giving pro forma effect to the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock permitted under such clause (14), the Consolidated Secured Debt Ratio would be no greater than (i) 5.00 to 1.00 or (ii) the Consolidated Secured Debt Ratio immediately prior to giving effect to such transaction; (c) Liens securing Indebtedness permitted to be incurred pursuant to such clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets that secured the Indebtedness being refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (3) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) or (4) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) of Section 4.09(b); (d) Liens securing Indebtedness permitted to be incurred pursuant to such clause (18) are solely on acquired property or Investment or extend only to the assets of the acquired entity, as the case may be, and the proceeds and products thereof; (e) Liens securing Indebtedness permitted to be incurred pursuant to such clause (27) extend only to the assets of Restricted Subsidiaries that are incurring such Indebtedness; and (f) Liens securing Indebtedness permitted to be incurred pursuant to such clause (30) extend only to the assets subject to the Sale and Lease-Back Transaction related thereto, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto) and the proceeds and the products thereof;

(13) leases (including leases of aircrafts), licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the business of the Issuer and its Restricted Subsidiaries, taken as a whole or (b) secure any Indebtedness;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice and (c) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(16) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such investment), and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(17) Liens existing on property at the time of its acquisition (by a merger, consolidation or amalgamation or otherwise) or existing on the property or shares of stock or other assets of any Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Issue Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (a) such Lien was not created in contemplation of such acquisition (by a merger, consolidation or amalgamation or otherwise) or such Person becoming a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), (b) such Lien does not extend to or cover any other assets or property of such Person or any Restricted Subsidiary (other than accessions to such assets or property, the proceeds or products thereof, any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and (c) the Indebtedness secured thereby is permitted to be incurred at such time under Section 4.09;

(18) any interest or title of a lessor under leases (including leases constituting Non-Financing Lease Obligations but excluding leases constituting Financing Lease Obligations) entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(20) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (4) of the definition of “Cash Equivalents”;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or consistent with past practice or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(23) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(24) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or (b) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with past practice;

(25) Liens on cash, Cash Equivalents and Permitted Investments used to satisfy or discharge Indebtedness;

(26) Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(27) receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds thereof;

(28) Liens securing Hedging Obligations;

(29) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(30) Liens in favor of the Issuer or any Guarantor or the Trustee;

(31) Liens on vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(32) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (11), (12), (16), (17), (32), (33), (34), (38), (39) and (45) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (11), (12), (16), (17), (32), (33), (34), (38), (39) and (45) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount or similar fees) incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement;

(33) other Liens securing outstanding Indebtedness in an aggregate principal amount not to exceed, together with any Liens securing any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive modification, refinancing, refunding, restatement, exchange, extensions, renewals or replacements) under clause (32) above, the greater of (x) $550.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period at the time of occurrence;

(34) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred under Section 4.09; provided that, with respect to Liens securing Obligations permitted under this clause (34), at the time of incurrence of such Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be no greater than 5.00 to 1.00;

(35) (a) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement, (b) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (c) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Issuer or any of its Subsidiaries in joint ventures;

(36) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(37) agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with past practice;

(38) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness;

(39) Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(40) Liens created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

(41) Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(42) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(43) Liens securing Cash Management Obligations owed by the Issuer or any of its Restricted Subsidiaries to any lender under the Senior Credit Facilities or any Affiliate of such a lender;

(44) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement; and

(45) Liens securing the Existing Secured Notes (including any guarantees thereof).

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of

Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (C) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (34) above (giving pro forma effect only to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (34) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means(a) any Parent Entity that at the time it became a Parent Entity of the Issuer was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except to the extent (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50.0% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Plan” means any employee benefits plan of the Issuer or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Receivables Financing” means, collectively, (A) the A/R Facility and (B)(i) with respect to receivables of the type constituting any term securitizations, receivables securitizations or other receivables financings (including any factoring program), in each case that are non-recourse to the Issuer and the Restricted Subsidiaries (except for any customary limited recourse that is applicable only to Subsidiaries that are not the Issuer or a Subsidiary Guarantor, that is customary in the relevant local market and reasonable extensions thereof) and (ii) with respect to receivables (including, without limitation, trade and lease receivables) not otherwise constituting term securitizations, other receivables securitizations or other similar financings (including any factoring program), in each case in an amount not to exceed 85.0% of the book value of all accounts receivable of the Issuer and its Restricted Subsidiaries as of any date and that are non-recourse to the Issuer and its Restricted Subsidiaries (except for any customary limited recourse that is applicable only to Subsidiaries that are not the Issuer or a Subsidiary Guarantor, that is customary in the relevant local market; provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program under this clause (ii), the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Applicable Measurement Period).

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Issuer or any of its Restricted Subsidiaries).

“Person” means any individual, corporation, limited liability company, partnership (including limited liability partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” has the meaning set forth in the definition of “Contingent Obligations”.

“primary obligor” has the meaning set forth in the definition of “Contingent Obligations”.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the NASDAQ or the London Stock Exchange.

“Purchase Date” has the meaning set forth in Section 3.09(b).

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“QIB” means a “qualified institutional buyer,” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Issuer or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Financing.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means April 15 or October 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Redemption Date” has the meaning set forth in Section 3.07(a).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“refinance”, “refinances”, “refinanced” and “refinancing” have the meaning set forth in Section 4.09(b)(13).

“Refinancing Indebtedness” has the meaning set forth in Section 4.09(b)(13).

“Refunding Capital Stock” has the meaning set forth in Section 4.07(b)(2).

“Registrar” has the meaning set forth in Section 2.03.

“Regulation S” means Regulation S promulgated under the Securities Act. “Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth in Section 4.07(a).

“Restricted Period” means the 40-day distribution compliance period, as defined in Regulation S.

“Restricted Subsidiary” means, at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”. Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Issuer.

“Reversion Date” has the meaning set forth in Section 4.16(b).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Change of Control Payment Date” has the meaning set forth in Section 4.14(d).

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the revolving credit facility and term loan facilities under the Credit Agreement, dated as of November 21, 2017, as amended, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, replace, exchange, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Subsidiary Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes or Notes and related Guarantees (including interest, fees or expenses accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest, fees or expenses is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“Special Mandatory Redemption” has the meaning set forth in Section 3.10.

“Special Mandatory Redemption Date” has the meaning set forth in Section 3.10.

“Special Mandatory Redemption Price” has the meaning set forth in Section 3.10.

“Special Purpose Entity” means a direct or indirect Subsidiary of the Issuer, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Issuer and/or one or more Subsidiaries of the Issuer.

“Special Termination Date” has the meaning set forth in Section 3.10.

“Specified Transactions” has the meaning set forth in Section 1.03(l).

“Specified Event” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Subject Person” has the meaning set forth in the definition of “Change of Control.”

“Subject Lien” has the meaning set forth in Section 4.12(a).

“Subordinated Indebtedness” means, with respect to the Notes and the Guarantees,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Issuer’s or any of its Restricted Subsidiaries’ financial statements.

“Subsidiary Guarantor” means each Restricted Subsidiary of Holdings that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of Holdings that thereafter guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from the guarantee of the Notes in accordance with the terms of this Indenture.

“Successor Company” has the meaning set forth in Section 5.01(a)(1).

“Successor Guarantor” has the meaning set forth in Section 5.01(c)(1)(A).

“Suspended Covenants” has the meaning set forth in Section 4.16(a).

“Suspension Date” has the meaning set forth in Section 4.16(a).

“Suspension Period” has the meaning set forth in Section 4.16(b).

“Tax Group” has the meaning set forth in Section 4.07(b)(13)(b).

“Taxes” shall mean all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Term Loan Financing” has the meaning set forth in the Offering Memorandum

“Testing Party” has the meaning set forth in Section 1.03(l).

“Total Assets” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date; provided that, for purposes of testing the covenants under this Indenture in connection with any transaction, the Total Assets of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition).

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer, its Restricted Subsidiaries, any Parent Entity and any Investors in connection with the Transactions and the VWR Transaction (including, without limitation, payment to former, current and future officers, employees, managers, members, partners and directors as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock options, expenses in connection with hedging transactions related to the Senior Credit Facilities, the A/R Facility and any original issue discount or upfront fees), this Indenture, the Notes, the Senior Credit Facilities (including the Term Loan Financing), the Existing Senior Notes and the transactions contemplated hereby and thereby.

“Transaction Test Date” has the meaning set forth in Section 1.03(l).

“Transactions” has the meaning set forth in the Offering Memorandum.

“Treasury Capital Stock” has the meaning set forth in Section 4.07(b)(2).

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the applicable Redemption Date of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 1, 2024; provided, however, that if the period from such Redemption Date to November 1, 2024 is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving under this Indenture.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York. References in this Indenture to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or its nominee, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary after the Issue Date unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with Section 4.07; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to either (x) the Fixed Charge Coverage Ratio test or (y) the Consolidated Total Debt Ratio test, in each case, described in Section 4.09(a); or

(2) either (x) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries or (y) the Consolidated Total Debt Ratio test would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries, in each case, immediately prior to such designation and on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Financing Lease Obligations” means, collectively, Financing Lease Obligations not secured by a Lien and Non-Financing Lease Obligations.

“Unsecured Financing Leases” means all leases underlying Unsecured Financing Lease Obligations.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“VWR” means VWR Corporation, a Delaware corporation.

“VWR Transaction” means the transactions effected pursuant to the VWR Transaction Agreement and the other transactions in connection therewith, including, for the avoidance of doubt, (i) all financing and reorganization activities and (ii) payments to, and transactions with, equityholders in the Issuer or any of its Subsidiaries or Parent Entities, in each case of clauses (i) and (ii), in connection with the transactions effected pursuant to the VWR Transaction Agreement.

“VWR Transaction Agreement” means the Agreement and Plan of Merger among the Issuer, Vail Acquisition Corp and VWR, dated as of May 4, 2017, as amended.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” of any Person means a Wholly-Owned Subsidiary of such Person that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.03. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit;

(j) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(k) any calculation or measure that is determined with reference to the Issuer’s financial statements (including, without limitation, Applicable Measurement Period, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Permitted Receivables Financing, Total Assets and clause (3)(a) of Section 4.07(a)) may be determined with reference to the financial statements of a Parent Entity of the Issuer instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Equity Interests of the Issuer (as determined in good faith by the Board or senior management of the Issuer), with reference to, if necessary in the good faith determination of the Board or senior management of the Issuer, any information delivered pursuant to the proviso in Section 4.03(g);

(l) when calculating the availability under any basket, ratio or any financial metric under this Indenture or compliance with any provision of this Indenture (including the absence of defaults of Events of Default), in each case in connection with (a) any Limited Condition Acquisition, (b) any incurrence or issuance of or repayment, redemption, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock, (c) the creation of Liens, (d) the making of any Asset Sale or any disposition excluded from the definition of “Asset Sale”, or (e) the making of an Investment (including any acquisition) (the transactions referred to in clauses (b) through (e), collectively, the “Specified Transactions,” and each, a “Specified Transaction”) and any actions or transactions related thereto, the date of determination of such basket, ratio or financial metric or whether the Limited Condition Acquisition or any such Specified Transaction is permitted (or any requirement or conditions therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) may, at the option of the Issuer, any of its Restricted Subsidiaries, a Parent Entity of the Issuer, any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (which election may be made on or prior to the date of consummation of such Limited Condition Acquisition or Specified Transaction), be the date the definitive agreements for such Limited Condition Acquisition or Specified Transaction are entered into (or, if applicable, the date of delivery of a binding offer or launch of a “certain funds” tender offer), the date of the announcement of such Limited Condition Acquisition or Specified Transaction, or the date that a notice, which may be conditional, of repayment or redemption in connection with a repayment, redemption, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is given to the holders of such Indebtedness, Disqualified Stock or Preferred Stock (any such date, the “Transaction Test Date”) and such baskets, ratios or financial metrics shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio and Consolidated Secured Debt Ratio after giving effect to such Limited Condition Acquisition or Specified Transactions and any actions or transactions to be entered into in connection therewith (including any incurrence of Liens, Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition or Specified Transaction, and, for the avoidance of doubt, (x) if any of such baskets, ratios or financial metrics are exceeded or are not complied with as a result of fluctuations in such basket, ratio or related financial metrics (including due to fluctuations in Fixed Charges, Consolidated Net Income or Consolidated EBITDA of the Issuer, the target company or the Person that is otherwise the subject of the Limited Condition Acquisition or the Specified Transaction during and after the Applicable Measurement Period) at or prior to the consummation of the relevant Limited Condition Acquisition or Specified Transaction and any actions or transactions related thereto, such baskets, ratios or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and (y) such baskets, ratios or financial metrics shall not be tested at the time of consummation of such Limited Condition Acquisition or Specified Transaction and any actions or transactions related thereto except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Test Date for purposes of such baskets, ratios and financial metrics, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized, (c) if the Testing Party elects to have such determinations occur at the Transaction Test Date, any such transactions (including the Limited Condition Acquisition or Specified Transaction and any actions or transactions related thereto) shall be deemed to have occurred on the Transaction Test Date and to be outstanding thereafter for purposes of calculating any baskets, ratios or financial metrics under this Indenture after the Transaction Test Date and before the consummation of such Limited Condition Acquisition or Specified Transaction unless and until such Limited Condition Acquisition or Specified Transaction has been abandoned, as determined by the Testing Party, prior to the consummation thereof and (d) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin, as reasonably determined by the Testing Party in good faith. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the Transaction Test Date (including any new Transaction Test Date) for the applicable Limited Condition Acquisition or Specified Transaction and prior to or on the date of the consummation of such Limited Condition Acquisition or Specified Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition or Specified Transaction is permitted under this Indenture;

(m) for purposes of determining any calculation or measure as of any Applicable Calculation Date, date of determination or Transaction Test Date (including, without limitation, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Permitted Receivables Financing and Total Assets) under this Indenture, the U.S. dollar equivalent amount of any amount denominated in a foreign currency shall be calculated, to the extent not already reflected in U.S. dollars in the relevant financial statements (which may be internal), based on the relevant currency exchange rate in effect as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date;

(n) notwithstanding anything to the contrary in this Indenture, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a provision in any covenant (including any constituent definition thereof) of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test (any such amounts, the “Fixed Amounts”) substantially concurrently with any such amounts incurred or transactions undertaken in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts (but any such calculation, for the avoidance of doubt, shall give full pro forma effect to all applicable and related transactions, including (but subject to the foregoing) any incurrence and repayments of Indebtedness and all other permitted pro forma adjustments); and

(o) notwithstanding anything in this Indenture to the contrary, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance of a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer, its Restricted Subsidiaries and any Parent Entity (as reasonably determined by the Issuer).

SECTION 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary, or the nominee of the Depositary, for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3 or Section 4.14(d).

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (other than the issue date, issue price, first interest payment amount and first interest payment date, as the case may be); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated, substantially in the form of Exhibit A hereto by the manual or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrars and Paying Agents.

The Issuer shall maintain one or more registrars where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”) and one or more paying agents where Notes may be presented for payment (each, a “Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-Registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent for the Notes. The Issuer initially appoints the Trustee to act as the Registrar for the Notes and to act as Custodian with respect to the Global Notes. Each of the foregoing hereby accepts such respective appointments.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Issuer shall require any Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal and premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06, Section 2.07 or Section 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii), and:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (a)(i) or (a)(ii) of Section 2.06(a), and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to the Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary, and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (i)(C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a), and if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a), and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary, and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than Rule 144), then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Notwithstanding anything to the contrary contained in this Indenture, a Holder may not transfer a Restricted Definitive Note or Restricted Global Note in reliance on Rule 144 (or any successor provision) under the Securities Act.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE

OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.] IN ADDITION, HOLDERS WILL NOT BE PERMITTED TO TRANSFER THE NOTES IN RELIANCE ON RULE 144 EVEN AFTER ANY APPLICABLE HOLDING PERIOD HAS BEEN SATISFIED.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT

ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING (I) THE EXCHANGE OF BENEFICIAL INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE FOR INTERESTS IN THE REGULATION S PERMANENT GLOBAL NOTE OR 144A GLOBAL NOTE AND (II) THE TRANSFER OF INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. THIS LEGEND WILL BE DEEMED TO HAVE BEEN REMOVED AFTER THE EXPIRATION OF 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or the Depositary, at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or the Depositary, at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, fees required by law or similar governmental charge payable in connection therewith (other than any such transfer taxes, fees required by law or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, Section 2.10, Section 3.06, Section 3.09, Section 4.10, Section 4.14 and Section 9.04).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer and Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 10 days before delivering a notice of redemption of Notes to be redeemed and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) None of the Issuer, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of Global Notes). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the applicable procedures. The Issuer, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Issuer, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal and premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(xi) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(xii) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants, Indirect Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any such Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its procedures for the disposition of cancelled securities. Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon their written request. The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 10 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP or ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or other similar numbers (if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee of any change in the CUSIP, ISIN or other similar numbers.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. Selection of Notes to Be Redeemed or Purchased.

With respect to any partial redemption or purchase of Notes made pursuant to this Indenture, selection of the Notes for redemption or purchase will be made in accordance with Applicable Procedures of DTC; provided that no Notes of less than $2,000 can be redeemed or repurchased in part. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, at least 10 days (or such shorter period as is specified solely in respect of any Special Mandatory Redemption) but except as set forth in Section 3.03(c), not more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption or purchase.

Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03. Notice of Redemption.

(a) Subject to Section 3.09, the Issuer shall deliver electronically, in accordance with DTC procedures in the case of Global Notes, or mail or cause to be mailed by first-class mail, postage prepaid, in the case of Definitive Notes, notices of redemption at least 10 days (or such shorter period as is specified solely in respect of any Special Mandatory Redemption) but except as set forth in Section 3.03(c), not more than 60 days before the purchase date or Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8, Article 11 or as specified in Section 3.03(c). Notices of redemption may be conditional.

(b) The notice shall identify the Notes to be redeemed and shall state:

(i) the Redemption Date;

(ii) the redemption price, or if not then ascertainable, the manner of calculation thereof;

(iii) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or purchased will be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, unless such redemption is conditioned on the happening of a future event;

(vii) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(ix) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (or such shorter time period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(c) Notice of any redemption of, or any offer to purchase, the Notes may, at the Issuer’s discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control, and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date or purchase date or by the Redemption Date or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice or offer that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(d) The Issuer may redeem the Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different Redemption Dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur.

SECTION 3.04. Effect of Notice of Redemption or Purchase.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the redemption price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, unless the Issuer defaults in payment of the redemption or purchase price, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase, unless such redemption or purchase remains conditioned on the occurrence of a future event.

SECTION 3.05. Deposit of Redemption or Purchase Price.

Prior to 12:00 p.m. (New York City time) on the Redemption Date or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) At any time prior to November 1, 2024, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as described in Section 3.03, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b) On and after November 1, 2024, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the applicable Redemption Date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage
2024	101.938%
2025	100.969%
2026 and thereafter	100.000%

(c) Until November 1, 2024, the Issuer may, at its option, upon notice as described in Section 3.03, on one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes (including Additional Notes) issued under this Indenture at a redemption price (as calculated by the Issuer) equal to (i) 103.875% of the aggregate principal amount thereof, with an amount equal to or less than the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided that (a) at least 50.0% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date (but excluding any Additional Notes issued under this Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such repurchase date, to redeem (with respect to the Issuer) or repurchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest paid to any Holder in such tender offer payment) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding the Redemption Date or purchase date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date or purchase date.

(e) The Notes to be redeemed shall be selected in the manner described in Section 3.02.

(f) The Notes may be redeemed under the circumstances and in accordance with Section 4.14(d).

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(h) The Issuer, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time, acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

SECTION 3.08. Mandatory Redemption.

Except as provided in Section 3.10, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required or permitted by the terms of Pari Passu Indebtedness (as defined herein), Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest thereon, if any, to, but excluding, the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required or permitted by the terms of Pari Passu Indebtedness, holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $1,000 or whole multiples of $1,000 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that, until the close of business on the tenth Business Day after the date such notice is sent (or such later time and date as the Issuer may decide in its sole discretion) (such time and date, the “withdrawal deadline”), Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the withdrawal deadline, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount (or, in the case of an Advance Offer, the Advance Portion), the Trustee or the Depositary shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuer or the representative of such other Pari Passu Indebtedness shall select such other Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other Pari Passu Indebtedness tendered (with such adjustments as may be necessary so that only Notes in denominations of $1,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes (or, in the case of Global Notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 in excess of $2,000.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

SECTION 3.10. Special Mandatory Redemption.

In the event that (a) the Acquisition does not take place on or prior to the Outside Date, (b) in the reasonable judgment of the Issuer, the Acquisition will not be consummated on or prior to the Outside Date or (c) the Masterflex Purchase Agreement terminates at any time on or prior to the Outside Date (the date of any such event being the “Special Termination Date”), the Issuer shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100.0% of the aggregate issue price of the Notes, plus accrued but unpaid interest, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notice of the Special Mandatory Redemption shall be delivered by the Issuer, no later than one Business Day following the Special Termination Date, to the Trustee and the Paying Agent, and shall provide that the Notes shall be redeemed on a date that is no later than the third Business Day after such notice is given to the Holders by the Issuer (the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, the Issuer shall pay, or cause to be paid, to the Paying Agent for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall pay or cause to be paid the principal of and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal and premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 12:00 p.m. (New York City time) on the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal and premium, if any, and interest then due. If any Interest Payment Date, the maturity date of the Notes or any earlier required repurchase date falls on a day that is a Legal Holiday, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03; provided, however, no service of legal process may be made on the Issuer at any office of the Trustee.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer shall furnish to the Holders:

(1) (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (y) with respect to the annual and quarterly information, a presentation of Adjusted EBITDA of the Issuer substantially consistent with the presentation thereof in the Offering Memorandum and derived from such financial information, and (z) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) within 10 Business Days after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that no such current report shall be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, member, partner, manager or executive officer, of the Issuer (or any of its Subsidiaries);

provided, however, that (i) in no event shall such financial statements or reports be required to comply with (x) Rule 3-10 of Regulation S-X promulgated by the SEC (or such other rule or regulation that amends, supplements or replaces such Rule 3-10, including for the avoidance of doubt, Rules 13-01 or 13-02 of Regulation S-X promulgated by the SEC), (x) Rule 3-09 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-09), (y) Rule 3-16 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-16 or (z) any requirement to otherwise include any schedules or separate financial statements of any of Subsidiaries of the Issuer or any Parent Entity, Affiliates or equity method investees, (ii) in no event shall such financial statements or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) in no event shall such financial statements or reports be required to include any information that is not otherwise similar to information currently included in the Offering Memorandum, other than with respect to reports provided under clause (2) above, (iv) no such reports referenced under clause (2) above shall be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole, and (v) in no event shall reports referenced in clause (2) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial information to the extent reasonably available and, in any case with respect to such pro forma financial information, such pro forma financial information shall include only pro forma revenues, Consolidated EBITDA and capital expenditures in lieu thereof.

(b) All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate.

(c) At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either (i) on the face of the financial statements or in the footnotes thereto, (ii) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or (iii) in any other comparable section, of the financial condition and results of operations of the Issuer and Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Issuer.

(d) The Issuer shall make available such information and such reports (as well as the details regarding the conference call described in Section 4.03(e)(1)) to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any bona fide prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such Holder, bona fide prospective investor, securities analyst or market maker; provided, further, however, that the Issuer may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 4.03 to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Issuer and its Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information to such Person would be competitively harmful to the Issuer and its Subsidiaries; and provided, further, that such Holders, bona fide prospective investors, security analysts or market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein).

(e) So long as any Notes are outstanding, the Issuer (or a Parent Entity) shall also:

(1) as promptly as reasonably practicable after furnishing to the Trustee each annual and quarterly report required by clause (1) of Section 4.03(a) or such earlier time after the completion of such reporting period, hold a conference call to discuss the results of operations for the relevant reporting period (which conference call, for the avoidance of doubt, may be held prior to such time that the annual or quarterly financial statements required by the first paragraph of this “Reports and Other Information” covenant for such reporting period are furnished to Holders so long as an earnings release for the applicable period has been furnished or otherwise made available to the Holders prior to the conference call) and may be the same as any call for the Issuer’s or any Parent Entity’s equity holders; and

(2) issue a press release to the appropriate nationally recognized wire services prior to the date of the conference call required to be held in accordance with clause (1) of this Section 4.03(e), announcing the time and date of such conference call and either including all information necessary to access the call or informing Holders, beneficial owners, prospective investors, market makers and securities analysts how they can obtain such information.

(f) In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(g) The Issuer may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial and other information relating to any Parent Entity instead of the Issuer; provided that to the extent such Parent Entity holds assets (other than its direct or indirect interest in the Issuer) that exceeds the lesser of (i) 1.0% of revenues of such Parent Entity and (ii) 1.0% of the total revenue for the preceding fiscal year of such Parent Entity, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Issuer will be deemed to have furnished the financial statements and other information referred to in clauses (1) and (2) of Section 4.03(a) if the Issuer or any Parent Entity has filed reports containing such information (or any such information of a Parent Entity in accordance with the immediately preceding paragraph) with the SEC.

(i) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 15 Business Days) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case held by a Person other than the Issuer or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Guarantor, other than:

(A) Indebtedness permitted to be incurred or issued under clauses (7), (8) or (9) of Section 4.09(b); or

(B) the prepayment, redemption, defeasance, purchase, repurchase, discharge or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, defeasance, purchase, repurchase, discharge or acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of a Restricted Payment other than a Restricted Investment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Investment, no Event of Default described under clause (1), (2) or (6) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof;

(2) except in the case of (i) a Restricted Investment and (ii) amounts attributable to subclauses (b) through (f) of clause (3) below, immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after November 21, 2017 (including Restricted Payments permitted by clauses (1) and (6)(c) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on October 1, 2017 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit (which amount in this clause (a) may not be less than zero); plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since immediately after November 21, 2017 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b)) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined herein), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, current or former employees, directors, managers or consultants of the Issuer, its Subsidiaries or any Parent Entity after November 21, 2017 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and

(y) Designated Preferred Stock; and

(B) Equity Interests of Parent Entities, to the extent such net cash proceeds and/or the fair market value of marketable securities or other property are actually contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b)); or

(ii) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined herein), (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary (including the aggregate amount of any Pari Passu Indebtedness of the Issuer or a Restricted Subsidiary contributed to the Issuer or a Restricted Subsidiary for cancellation (limited, in the case of such Pari Passu Indebtedness, to the lesser of par and the actual purchase price paid in cash to repurchase such Indebtedness)), or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation, amalgamation or merger following November 21, 2017 (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect thereof, such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, after November 21, 2017; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after November 21, 2017; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after November 21, 2017, the fair market value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent such Investment constituted a Permitted Investment made after November 21, 2017, but including amounts in excess of the original amount of such Permitted Investment; plus

(f) the greater of (x) $250.0 million and (y) 25.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period.

(b) The foregoing provisions of Section 4.07(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(2) (a) the prepayment, redemption, purchase, repurchase, defeasance, discharge, retirement, exchange or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Issuer or any Parent Entity to the extent such amount was contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) made within 120 days of such sale or issuance of Refunding Capital Stock and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, purchase, repurchase, defease, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, purchase, repurchase, defeasance, discharge, retirement, exchange or other acquisition of (i) Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or in an amount equal to or less than the proceeds of a sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (ii) Disqualified Stock of the Issuer or a Guarantor made in exchange for, or in an amount equal to or less than the proceeds of a sale made within 120 days of incurrence of, Disqualified Stock of the Issuer or a Guarantor made within 120 days of such sale of Disqualified Stock, that, in each case is incurred or issued in compliance with Section 4.09 so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, redeemed, purchased, repurchased, defeased, discharged, retired, exchanged or acquired, plus the amount of any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, redemption, repurchase, defeasance, discharge, retirement, exchange or acquisition;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, purchased, repurchased, defeased, discharged, retired, exchanged or acquired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date or mandatory redemption date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, purchased, repurchased, defeased, discharged, retired, exchanged or acquired (or if earlier, such date that is at least 91 days after the maturity date of the Notes); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, purchased, repurchased, defeased, discharged, retired, exchanged or acquired (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

(4) a Restricted Payment to pay for the purchase, repurchase, redemption, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Entity held by any future, present or former employee, director, officer, member, partner, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Issuer, any of its Subsidiaries or any Parent Entity pursuant to any management, director, employee and/or advisor equity plan or equity option plan, stock appreciation rights plan or any other management, director, employee and/or advisor benefit plan or agreement or any equity subscription or equityholder agreement or any termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Issuer or any Parent Entity in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management, directors or employees of the Issuer, any of its Subsidiaries or any Parent Entity in connection with any corporation transaction; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any fiscal year $100.0 million (with unused amounts in any fiscal year being carried over to one or more succeeding fiscal years up to a maximum (without giving effect to the following proviso) of $200.0 million carried forward to any fiscal year from preceding fiscal years); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, members, partners, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity that occurs after November 21, 2017; provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition for value will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or the Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Issuer) after November 21, 2017; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) of this clause (4) in any fiscal year;

and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, members, partners, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any permitted transferee thereof) of the Issuer, any Parent Entity or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after November 21, 2017; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer or its Restricted Subsidiaries from the sale of such Designated Preferred Stock;

(b) the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after November 21, 2017; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer or a Restricted Subsidiary from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);

provided, however, in the case of each of clause (a) and clause (c) of this clause (6), that for the Applicable Measurement Period at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 4.09(a);

(7) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, member, partner, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Issuer, any Parent Entity or any of the Issuer’s Restricted Subsidiaries and repurchases or withholdings of Equity Interests in connection with the exercise of any stock or other equity options or warrants or other incentive interests or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other incentive interests or other Equity Interests or equity awards;

(8) the declaration and payment of dividends on the Issuer’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such entity’s common equity) or the redemption, purchase, repurchase, defeasance or other acquisition or retirement of any Equity Interests of the Issuer, following consummation of the first public offering of the Issuer’s common equity or the common stock of any Parent Entity after the Issue Date, in an amount not to exceed the sum of (A) 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common equity registered on Form S-8 (or comparable form) and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(9) Restricted Payments that are made (a) in an amount that does not exceed the aggregate amount of Excluded Contributions received since November 21, 2017 and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or distribution in respect of, Investments acquired after November 21, 2017, to the extent the acquisition of such Investments was financed in reliance on clause (a);

(10) other Restricted Payments (a) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10), not to exceed the greater of (x) $550.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period at the time of such Restricted Payment and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or distribution in respect of, Investments acquired after November 21, 2017, to the extent the acquisition of such Investments was financed in reliance on clause (a);

(11) Restricted Payments made with or in order to consummate the VWR Transaction, the Transactions and the fees and expenses related thereto, including, without limitation, (i) cash payments to holders of Equity Interests (including restricted stock units) under any management equity plan, stock option plan or any other management or employee benefit plan or agreement of VWR or Masterflex and (ii) Restricted Payments to (x) any Parent Entity or any Restricted Subsidiary to finance a portion of the consideration for the Acquisition and (y) to holders of Equity Interests of VWR (immediately prior to giving effect to the VWR Transaction) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the VWR Transaction and the Transactions, as applicable;

(12) the prepayment, redemption, purchase, repurchase, defeasance, discharge, retirement, exchange or other acquisition of any Subordinated Indebtedness (i) in accordance with provisions similar to those described under Section 4.10 and Section 4.14 or (ii) from any Declined Proceeds; provided that (x) at or prior to such prepayment, redemption, purchase, repurchase, defeasance, discharge, retirement, exchange or other acquisition, the Issuer (or a third Person permitted by this Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes to the extent required as a result of such Change of Control, Asset Sale, Alternate Offer or Advance Offer, as the case may be, and (y) all Notes tendered by Holders in connection with the relevant Change of Control Offer, Asset Sale Offer, Alternate Offer or Advance Offer, as applicable, have been prepaid, redeemed, purchased, repurchased, defeased, discharged, retired, exchanged or acquired;

(13) the declaration and payment of dividends or distributions by the Issuer, or the making of loans, to any Parent Entity in amounts required for any Parent Entity to pay or cause to be paid, in each case, without duplication,

(a) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain their corporate or other legal existence;

(b) for any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local, provincial, territorial or foreign income or similar tax purposes of which a Parent Entity is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local, provincial, territorial or foreign income or similar taxes (as applicable), including any interest or penalties related thereto, of such Tax Group for such taxable period that are attributable to the taxable income of the Issuer and/or its Subsidiaries; provided that payments made pursuant to this subclause (b) shall not exceed the amount of liability that the Issuer and/or its Subsidiaries (as applicable) would have incurred were such taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group; provided, further, that payments under this clause (b) in respect of any taxes attributable to the income of any Unrestricted Subsidiaries of the Issuer may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Issuer or the Restricted Subsidiaries;

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors, members, partners, managers and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s or the Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a Public Company;

(d) general corporate, organizational, operating, administrative, compliance, overhead and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and listing fees and other costs and expenses attributable to being a Public Company, of any Parent Entity;

(e) fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful) of such Parent Entity; provided that any such offering, transaction, acquisition, divestiture, investment or other transaction was intended to be for the benefit of the Issuer and its Restricted Subsidiaries;

(f) amounts (including fees and expenses) that would otherwise be permitted to be paid directly by the Issuer or its Restricted Subsidiaries pursuant to Section 4.11 (except transactions described in clause (2) of Section 4.11(b));

(g) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Issuer or any Parent Entity and any dividends, split or combination thereof;

(h) any Restricted Payments permitted by clause (4) and (11) of this Section 4.07(b); and

(i) to finance any Investment by a Parent Entity that would otherwise be permitted to be made under this Section 4.07 if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (15) or (16) of the definition of “Permitted Investments”) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries (which contribution is not an Excluded Contribution) or (2) the Person formed or acquired to merge into, or amalgamate or consolidate with, the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) to the extent constituting an Investment, such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07 or pursuant to the definition of “Permitted Investments” and (D) any property received by the Issuer or a Restricted Subsidiary will not increase amounts available for Restricted Payments pursuant to clause (3) of Section 4.07(a);

(14) the purchase, repurchase, redemption or other acquisition or retirement of Equity Interests of the Issuer or any Restricted Subsidiary or any Parent Entity deemed to occur in connection with (a) paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or a Restricted Subsidiary or any Parent Entity, in each case, permitted under this Indenture and (b) cash payments made in accordance with any conversion request by a holder of securities convertible into or exchangeable for Equity Interests of the Issuer or any Restricted Subsidiary or any Parent Entity;

(15) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), or Indebtedness owed to the Issuer or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), in each case, other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

(16) any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Total Debt Ratio would be equal to or less than 5.00 to 1.00;

(17) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01;

(18) distributions or payments of Receivables Fees and purchases of receivables in connection with any Permitted Receivables Financing or any repurchase obligation in connection therewith;

(19) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness consisting of Acquired Indebtedness;

(20) mandatory redemptions of Disqualified Stock; and

(21) Restricted Payments in an aggregate amount not to exceed an amount equal to (i) the sum of, without duplication Declined Proceeds less (ii) any amounts that have been used for Restricted Payments permitted by clause (12) of this Section 4.07(b).

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (16) of this Section 4.07(b), there is no continuous Event of Default under clauses Section 6.01(a)(1), (2) or (6).

For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (21) of Section 4.07(b) and/or one or more of the clauses contained in the definition of “Permitted Investments”, or is entitled to be made pursuant to Section 4.07(a), the Issuer shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (21) of Section 4.07(b) and Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this Section 4.07. In the event that a Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) is divided, classified or reclassified under clause (16) above or clause (29) of the definition of “Permitted Investments” (such clauses, the “Incurrence Clauses”), the determination of the amount of such Restricted Payment or Permitted Investment that may be made pursuant to the Incurrence Clauses shall be made without giving pro forma effect to any substantially concurrent incurrence of Indebtedness to finance any other portion of such Restricted Payment or Permitted Investment or any other Restricted Payment or Permitted Investment divided, classified or reclassified under the first paragraph of this covenant and/or one or more of the preceding clauses or one or more clauses of the definition of “Permitted Investments” other than an Incurrence Clause.

The amount of all Restricted Payments (other than cash) will be the fair market value on the Transaction Test Date, in the case of a Limited Condition Acquisition or Specified Transaction, or the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(c) The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments”. Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture and will not guarantee the Notes.

(d) For the avoidance of doubt, this Section 4.07 will not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Subsidiary Guarantor to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries that is a Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Subsidiary Guarantor;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Subsidiary Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is a Subsidiary Guarantor.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the Existing Senior Notes and, in each case, the related documentation and related Hedging Obligations;

(2) this Indenture, the Notes and the Guarantees;

(3) Purchase Money Obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary (or where such Person is an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with this Indenture), or any other transaction entered into in connection with any such acquisition, merger, consolidation, amalgamation or redesignation, in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person or at the time it is redesignated (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or redesignated;

(6) contracts, including sale-leaseback agreements, for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness and Liens permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice or restrictions on cash, Cash Equivalents or other deposits permitted under Section 4.12 or arising in connection with any Permitted Liens;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors that is permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09;

(10) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating to such joint venture;

(11) customary provisions contained in leases, subleases, licenses, sublicenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with past practice or that in the judgment of the Issuer would not materially impair the Issuer’s ability to make payments under the Notes when due;

(12) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13) any encumbrance or restriction with respect to a Restricted Subsidiary or Receivables Subsidiary which was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Subsidiary and its Subsidiaries;

(14) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; provided that, (A) in the good faith judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due, (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness or (C) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive taken as a whole than those contained in the Senior Credit Facilities, the Existing Senior Notes or the Notes as in effect on the Issue Date or generally represent market terms at the time of incurrence or issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries and in the judgment of the Issuer would not materially impair the Issuer’s ability to make payments under the Notes when due;

(15) restrictions contained in any documentation relating to any Permitted Receivables Financing;

(16) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment or other transfer thereof (or the assets subject thereto), including with respect to intellectual property; and

(17) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c) For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans and advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock or Preferred Stock, if either (x) the Fixed Charge Coverage Ratio of the Issuer for the Applicable Measurement Period would have been at least 2.00 to 1.00 or (y) the Consolidated Total Debt Ratio for the Applicable Measurement Period would have been equal to or less than 6.90 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Applicable Measurement Period; provided, further, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (x) $550.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred pursuant to this paragraph, together with amounts incurred under clause (14)(x) of Section 4.09(b) by Restricted Subsidiaries that are not Subsidiary Guarantors, would be outstanding at such time.

(b) The provisions of Section 4.09(a) shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support issued or created thereunder (with letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount then outstanding not to exceed the sum of (a) $4,100.0 million, plus (b) an additional amount after all amounts have been incurred under clause (1)(a), if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio for the Applicable Measurement Period would be no greater than 5.00 to 1.00; provided that for purposes of determining the amount that may be incurred under this clause (1)(b), all unsecured Indebtedness incurred under this clause (1)(b) shall be deemed to be included in clause (1) of the definition of “Consolidated Secured Debt Ratio”;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee thereof) (other than any Additional Notes, if any, or guarantees with respect thereto);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b)), including the Existing Senior Notes (including any guarantees with respect thereto);

(4) Indebtedness (including Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, development, replacement, relocation, renewal, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued and outstanding pursuant to this clause (4), when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (4) does not at the time of such incurrence exceed (a) the greater of (x) $385.0 million and (y) 35.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period (for the avoidance of doubt, Unsecured Financing Leases shall be permitted in an unlimited amount pursuant to clause (31) of this Section 4.09(b)), plus (b) at the time of such incurrence, an amount equal to the maximum principal amount of such Indebtedness that could be incurred such that after giving effect to the incurrence of such Indebtedness, the Consolidated Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be no greater than 5.00 to 1.00;

(5) (a) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (b) Indebtedness of the Issuer or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments or other guarantee obligations in favor of suppliers, customers, franchisees, lessors, licensees, sublicensees, distribution partners or other creditors issued in the ordinary course of business or consistent with past practice;

(6) Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business (including the Transactions), assets, a Subsidiary or an Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness, Disqualified Stock and Preferred Stock of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock in respect of accounts payable incurred or issued in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), is expressly subordinated in right of payment (to the extent permitted by applicable law and it does not result in material adverse tax consequences) to the Notes; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (to the extent permitted by applicable law and it does not result in material adverse tax consequences) to the Notes or the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable (to the extent such Preferred Stock or Disqualified Stock is then outstanding), not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees, customs, VAT or other tax guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after November 21, 2017 from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer or any Parent Entity (which proceeds are contributed to the Issuer) (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other outstanding Indebtedness, Disqualified Stock and Preferred Stock incurred or issued pursuant to this clause (12)(b), and all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (12)(b), does not exceed, at the time of such incurrence or issuance, the greater of (x) $1,100.0 million and (y) 100.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock (or unutilized commitment in respect of Indebtedness that constitutes Elected Amounts) of the Issuer or any of its Restricted Subsidiaries incurred or issued as permitted under Section 4.09(a) and clauses (2), (3), (4) and (12), this clause (13) and clauses (14), (18) and (27) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refinance such Indebtedness (or unutilized commitment in respect of Indebtedness that constitutes Elected Amounts), Disqualified Stock or Preferred Stock including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) in connection with such refinancing (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes),

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclause (a) of this clause (13) will not apply to any refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Issuer or a Restricted Subsidiary or merged into, amalgamated with or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, Investment, merger, amalgamation or consolidation, either:

(a) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or (ii) the Fixed Charge Coverage Ratio of the Issuer for the Applicable Measurement Period is equal to or greater than immediately prior to such acquisition, Investment, merger, amalgamation or consolidation;

(b) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 4.09(a), or (ii) the Consolidated Total Debt Ratio of the Issuer for the Applicable Measurement Period is equal to or less than immediately prior to such acquisition, Investment, merger, amalgamation or consolidation; or

(c) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Secured Debt Ratio test set forth in clause (1) of this paragraph, or (ii) the Consolidated Secured Debt Ratio of the Issuer for the Applicable Measurement Period is equal to or less than immediately prior to such acquisition, Investment, merger, amalgamation or consolidation;

provided, however, that on a pro forma basis, the amount of Indebtedness, Disqualified Stock or Preferred Stock that may be incurred or issued by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to clause (14)(x), together with amounts incurred and outstanding pursuant to the second proviso of Section 4.09(a) and clause (18) by Restricted Subsidiaries that are not Subsidiary Guarantors and all outstanding amounts of Indebtedness under clause (13) incurred to refinance Indebtedness either initially incurred in reliance on clause (14)(x) or incurred and outstanding pursuant to such second proviso or clause (18), shall not exceed, at the time of such incurrence or issuance, the greater of (x) $550.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period;

(15) (a) Cash Management Obligations and (b) Indebtedness in respect of netting services, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice (including Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries);

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit, bank guarantee or other instrument issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or such other instrument;

(17) (a) any guarantee by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture, or (b) any co-issuance by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary permitted under the terms of this Indenture;

(18) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries incurred or issued to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount, together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this clause (18) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (18), not to exceed, at the time of incurrence of such Indebtedness or issuance of Disqualified Stock or Preferred Stock, the sum of (x) $200.0 million plus (y) additional Indebtedness so long as the Consolidated Total Debt Ratio for the Applicable Measurement Period is not greater than 6.90 to 1.00, in each case determined at the time of such assumption on a pro forma basis (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (18)); provided, however, that on a pro forma basis, the Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this clause (18), together with amounts incurred and outstanding pursuant to the second proviso of Section 4.09(a) and clause (14)(x) by Restricted Subsidiaries that are not Subsidiary Guarantors and all outstanding amounts of Indebtedness under clause (13) incurred to refinance Indebtedness either initially incurred in reliance on this clause (18) or incurred and outstanding pursuant to the second proviso of Section 4.09(a) or clause (14)(x), shall not exceed, at the time of such incurrence or issuance, the greater of (x) $550.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, members, partners, managers or consultants thereof (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Issuer, any Restricted Subsidiary of the Issuer or any Parent Entity, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity to the extent described in clause (4) of Section 4.07(b);

(21) Indebtedness under Permitted Receivables Financings;

(22) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance as described under Article 8, in each case, in accordance with this Indenture;

(23) Indebtedness arising from the taking of deposits by a Restricted Subsidiary that constitutes a regulated bank;

(24) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the VWR Transaction or any other acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(25) Indebtedness representing deferred compensation to employees of any Parent Entity, the Issuer or any Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice;

(26) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the VWR Transaction, any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(27) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Subsidiary Guarantor outstanding in reliance on this clause (27) shall not exceed, at the time of incurrence thereof and together with any other outstanding Indebtedness incurred under this clause (27) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (27), the greater of (x) $550.0 million and (y) 50.0% of Consolidated EBITDA for the Applicable Measurement Period;

(28) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(29) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice;

(30) Indebtedness in the form of Financing Lease Obligations arising out of any Sale and Lease-Back Transaction;

(31) Unsecured Financing Leases; and

(32) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (31) of this Section 4.09(b).

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (32) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide, classify or reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or portion thereof) in one of the above clauses or subsections; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date, and any refinancing thereof, shall at all times be treated as incurred and outstanding under clause (1) of Section 4.09(b) and may not be reclassified;

(2) at the time of incurrence, the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b); and

(3) the principal amount of Indebtedness or the liquidation preference of Disqualified Stock or Preferred Stock outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness, Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of Consolidated EBITDA or the Consolidated Secured Debt Ratio under clause (1) of Section 4.09(b) is being refinanced under such clause (1) and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred, and permitted to be incurred, under such clause (1) so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clauses (1), (4) and (12) of Section 4.09(b) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated by the Issuer based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt, for purposes of this Section 4.09; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness or the liquidation preference of such Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or Preferred Stock being refinanced, plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount or similar fees) incurred in connection with such refinancing.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness or the liquidation preference of any Disqualified Stock or Preferred Stock incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

For the purposes of this Indenture, (1) Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured and (2) Indebtedness is not deemed to be subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by sufficient collateral or issued or guaranteed by other obligors.

SECTION 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale (measured at the time of contractually agreeing to such Asset Sale), together with all other Asset Sales since November 21, 2017 (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) the greater of the principal amount and the carrying value of any liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases the Issuer or such Restricted Subsidiary from such liabilities;

(ii) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (with the fair market value of such item of Designated Non-cash Consideration being measured at the time of contractually agreeing to the related Asset Sale), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 2.0% of the Total Assets at the time of contractually agreeing to such Asset Sale, shall, for purposes of this Section 4.10 (and no other provision of this Indenture), be deemed to be cash or Cash Equivalents.

(b) Within 450 days after the receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Applicable Percentage of the Net Proceeds from such Asset Sale (the “Applicable Proceeds”),

(1) to repay:

(w) Obligations under a Credit Facility to the extent such Obligations were incurred under clause (1) of Section 4.09(b) (and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);

(x) Obligations under Secured Indebtedness of the Issuer or a Guarantor (and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);

(y) Obligations under the Notes or any other Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable); provided that if the Issuer or any Restricted Subsidiary shall so repay any Senior Indebtedness other than the Notes, the Issuer shall either (1) reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes as described in Section 3.07 or (B) purchasing Notes through open-market purchases or in arm’s-length privately negotiated transactions (which, in each case, may be below par), or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased (which offer shall be deemed to be an Asset Sale Offer for purposes hereof); or

(z) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets (other than Capital Stock), in the case of each of clauses (a), (b) and (c), either (A) that is used or useful in a Similar Business or (B) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(3) any combination of the foregoing;

provided that, in the case of clause (2) above, a binding commitment or letter of intent shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as the Issuer or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Applicable Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “First Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds unless the Issuer or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the First Commitment Application Period (a “Second Commitment”) and such Applicable Proceeds are actually applied in such manner prior to 180 days from the expiration of the First Commitment Application Period (the period from the consummation of the Asset Sale to such date, the “Second Commitment Application Period”); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Applicable Proceeds are applied or if such Second Commitment is not entered into prior to the expiration of the First Commitment Application Period, then such Applicable Proceeds shall constitute Excess Proceeds to the extent the Second Commitment Application Period has expired.

(c) To the extent Applicable Proceeds from an Asset Sale exceed amounts that are invested or applied as provided and within the time period set forth in Section 4.10(b), such excess amount will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $150.0 million (the “Excess Proceeds Threshold”), the Issuer shall make an offer to all Holders and, if required or permitted by the terms of other Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness, with respect to the Notes only, that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, with respect to the Notes only, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Pari Passu Indebtedness. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within twenty Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by transmitting electronically or mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer prior to the expiration of the Asset Sale Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the available Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

(d) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (such remaining proceeds, the “Declined Proceeds”) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee or applicable Depositary shall select the Notes (subject to applicable procedures of DTC as to Global Notes) and the Issuer or the representative of such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or aggregate principal amount of the Notes and such Pari Passu Indebtedness tendered, with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Applicable Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Applicable Proceeds for any purpose not otherwise prohibited under this Indenture.

(e) Pending the final application of an amount equal to the Applicable Proceeds pursuant to this Section 4.10, the holder of such Applicable Proceeds may apply any Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture.

(f) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions described in this Indenture by virtue of such compliance.

(g) The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees.

SECTION 4.11. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $110.0 million and (y) 10.0% of Consolidated EBITDA for the Applicable Measurement Period, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Issuer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $165.0 million and (y) 15.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period, a resolution adopted by the Board of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) shall not apply to the following:

(1) (a) transactions between or among the Issuer and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, amalgamation or consolidation of the Issuer into any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by Section 4.07 (other than pursuant to clause (13)(f) of Section 4.07(b)) and the definition of “Permitted Investments”;

(3) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, in each case, approved by, or pursuant to arrangements approved by the Board of the Issuer (or any Parent Entity of the Issuer);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, former, current or future officers, directors, managers, members, partners, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee) of the Issuer, any Restricted Subsidiary of the Issuer or any Parent Entity, including in connection with the VWR Transaction;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect or contemplated as of the Issue Date (other than any agreement or arrangement of the type described in clause (3) of this Section 4.11(b)), or any amendment thereto (so long as any such amendment is not materially disadvantageous in the good faith judgment of the Board of the Issuer or the senior management of the Issuer (or any Parent Entity of the Issuer) to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party on the Issue Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the good faith judgment of the Board of the Issuer or the senior management of the Issuer (or any Parent Entity of the Issuer) to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(8) the VWR Transaction, the Transactions and the payment of all fees and expenses related to the VWR Transaction and the Transactions (including loans and advances pursuant to clauses (15) and (16) of the definition of “Permitted Investments”), including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of the Issuer or the senior management thereof (or any Parent Entity of the Issuer), or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of (a) Equity Interests (other than Disqualified Stock) of the Issuer and the granting and performing of customary registration rights to any Parent Entity or to any Permitted Holder or to any former, current or future director, manager, officer, member, partner, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members of any of the foregoing, or any permitted transferee thereof) of the Issuer or any of its Subsidiaries or any Parent Entity and (b) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(11) transactions in connection with Permitted Receivables Financings;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Board of the Issuer or the senior management of the Issuer (or any Parent Entity of the Issuer) in good faith;

(13) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, members, partners, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Issuer, any of its Subsidiaries or any Parent Entity and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such employees, directors, officers, members, partners, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) (including salary or guaranteed payments and bonuses) which, in each case, are approved by the Board of the Issuer or the senior management of the Issuer (or any Parent Entity of the Issuer) in good faith;

(14) (a) investments by Permitted Holders in securities or loans of the Issuer or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms and (b) payments to Permitted Holders in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(15) transactions with a Person that is an Affiliate of the Issuer arising solely because the Issuer or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(16) any lease entered into between the Issuer or any Restricted Subsidiary, on the one hand, and any Affiliate of the Issuer, on the other hand, which is approved by the Board of the Issuer or the senior management of the Issuer (or any Parent Entity of the Issuer) in good faith;

(17) intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(18) transactions between the Issuer or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Issuer or any Parent Entity; provided, however, that such director abstains from voting as a director of the Issuer or such Parent Entity, as the case may be, on any matter including such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto); and

(21) the entry into and/or the performance of any obligations of the Issuer or any of its Restricted Subsidiaries with respect to any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, in each case, which are entered into within the ordinary course of business or consistent with past practice.

SECTION 4.12. Liens.

(a) The Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Issuer or any Subsidiary Guarantor, unless the Notes (or the related Guarantee in the case of Liens on assets of a Subsidiary Guarantor) are secured equally and ratably with (or, at the Issuer’s option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien.

(b) Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13. Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form; provided that for so long as the Issuer is organized as a partnership or a limited liability company, it will maintain a corporate co-issuer of the Notes.

SECTION 4.14. Offer to Repurchase Upon Change of Control .

(a) If a Change of Control occurs after the Issue Date, unless, prior to, or concurrently with, the time the Issuer is required to make a Change of Control Offer, the Issuer has previously or concurrently mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101.0% of the aggregate principal amount thereof (or such higher amount as the Issuer may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date (as defined herein). Within 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee sent in the same manner, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, in the Issuer’s discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied or waived;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that, until the withdrawal deadline (or such later time and date as the Issuer may decide in its sole discretion), Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the withdrawal deadline, an electronic transmission (in PDF), a telegram, a facsimile transmission or letter or otherwise in accordance with the procedures of DTC setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (or, in the case of global notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 in excess of $2,000;

(8) if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control or such other conditions specified therein and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion (including more than 60 days after the notice is mailed or delivered), the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer shall determine that any or all such conditions (including the occurrence of such Change of Control) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) such other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of Notes through the facilities of DTC, subject to its rules and regulations.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is sent in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer if a third party approved in writing by the Issuer makes the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control, conditional upon such Change of Control or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party approved in writing by the Issuer making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 10 nor more than 60 days’ prior notice, provided that such notice is given not more than 60 days following such purchase pursuant to the Change of Control Offer described above, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment (excluding any early tender premium or similar premium and any accrued and unpaid interest to any Holder in such Change of

Control Payment) in respect of the Second Change of Control Payment Date, including, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Second Change of Control Payment Date, subject to the right of Holders of record of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Second Change of Control Payment Date.

(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

(f) The provisions of this Indenture relating to the Issuer’s obligation to make a Change of Control Offer with respect to the Notes upon a Change of Control, including the definition of “Change of Control,” may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees so long as the offer to purchase a Holder’s Notes in the tender offer is not conditioned upon the delivery of consents by such Holder. In addition, the Issuer or any third party approved in writing by the Issuer that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may increase or decrease the Change of Control Payment (or decline to pay any early tender premium or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

SECTION 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Issuer shall not permit any Domestic Subsidiary that is a Wholly-Owned Subsidiary (and any Domestic Subsidiary that is a non-Wholly-Owned Subsidiary if such non-Wholly-Owned Subsidiary guarantees the Senior Credit Facilities or other capital markets debt securities of the Issuer or any Guarantor), other than a direct or indirect Domestic Subsidiary of a direct or indirect Subsidiary that is CFC, a FSHCO, a Guarantor or a Receivables Subsidiary, to guarantee the payment of (i) any Indebtedness under the Senior Credit Facilities, (ii) any Credit Facility permitted under clause (1) of Section 4.09(b) or (iii) capital markets debt securities of the Issuer or any other Guarantor in an aggregate principal amount in excess of $100.0 million, unless such Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, as the case may be, hereto, providing for a Guarantee by such Subsidiary; provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

SECTION 4.16. Discharge and Suspension of Covenants.

(a) If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from two of three Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on such date and continuing until the Reversion Date (as defined herein), the Issuer and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”): Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and clause (4) of Section 5.01(a). Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds from any Asset Sale shall be reset at zero.

(b) In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or more of the applicable Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating such that the Notes no longer have Investment Grade Ratings from at least two of three Rating Agencies, then the Issuer and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between (and including) the Suspension Date and the Reversion Date (but excluding the Reversion Date) is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period.

(c) In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made on or after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Acquisition or Specified Transaction entered into during the Suspension Period), (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued during the Suspension Period in connection with a Limited Condition Acquisition or Specified Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b), (iii) no Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period, (iv) any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11(b), (v) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Subsidiary Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b), (vi) no Subsidiary of the Issuer shall be required to comply with Section 4.15 on or after the Reversion Date with respect to any guarantee entered into by such Subsidiary during the Suspension Period, (vii) all Liens created, incurred or assumed during the Suspension Period in compliance with this Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (11) of the definition of “Permitted Liens,” (viii) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Acquisition or Specified Transaction entered into during the Suspension Period) will be classified to have been made pursuant to clause (5) of the definition of “Permitted Investments” and (ix) on the Reversion Date, the amount of Excess Proceeds shall be reset at zero.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens). To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the definition of “Permitted Liens” and for no other provision of this Indenture).

(e) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any

Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following the Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(f) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of the Notes of any Covenant Suspension Event or Reversion Date.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a) The Issuer shall not merge, consolidate or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of (including, in each case, by way of Division) all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state or territory thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a corporation becomes a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the Obligations of the Issuer under this Indenture and the Notes, in each case, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(i) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to either the Fixed Charge Coverage Ratio test or the Consolidated Total Debt Ratio test set forth in Section 4.09(a), or

(ii) either (x) the Fixed Charge Coverage Ratio for the Issuer (or the Successor Company, as applicable) and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries for the Applicable Measurement Period immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Issuer (or the Successor Company, as applicable) and its Restricted Subsidiaries would be equal to or less than the Consolidated Total Debt Ratio of the Issuer and its Restricted Subsidiaries for the Applicable Measurement Period immediately prior to such transaction; and

(5) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, Division, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures or other documents or instruments, if any, comply with this Indenture.

(b) The Successor Company will succeed to, and be substituted for the Issuer under this Indenture and the Notes and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding clauses (3) and (4) of Section 5.01(a),

(1) any Restricted Subsidiary may merge, consolidate or amalgamate with, wind up or into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary, and

(2) the Issuer may merge, consolidate or amalgamate with or into, wind up, or consummate a Division as the Dividing Person with an Affiliate of the Issuer, solely for the purpose of reincorporating the Issuer in the United States or any state or territory thereof or the District of Columbia.

(c) Subject to Section 10.06, no Subsidiary Guarantor shall, and the Issuer shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into or consummate a Division as the Dividing Person (whether or not the Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose (including, in each case, by way of Division) of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States or any state or territory thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Event of Default exists; or

(2) in the case of a Subsidiary Guarantor only, the transaction is not prohibited by Section 4.10.

(d) Subject to Section 10.06, the Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture, and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person with or into the Issuer or an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States or any state or territory thereof or the District of Columbia, (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or a jurisdiction in the United States, any state or territory thereof or the District of Columbia, (iv) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets comprising of Equity Interest of Subsidiaries that are not Guarantors to the Issuer or one or more Restricted Subsidiaries or (v) liquidate or dissolve or change its legal form if, in the case of a Subsidiary Guarantor, the Board of the Issuer or the senior management of the Issuer (or any Parent Entity of the Issuer) determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(c).

(e) Notwithstanding anything under this Section 5.01, the consummation of the Transactions (including, without limitation, the Acquisition) will be permitted under this Indenture.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events with respect to the Notes:

(1) default in payment when due and payable, upon redemption (including the Special Mandatory Redemption), acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1)or (2) above) contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given; provided, further, that no such notice may be given with respect to any action taken, and reported publicly or to the Holders, more than two years prior to such notice;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Subsidiary Guarantor or the payment of which is guaranteed by the Issuer or any Subsidiary Guarantor (other than Indebtedness owed to the Issuer or a Restricted Subsidiary or any Permitted Receivables Financing), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is in the aggregate, in excess of $300.0 million (or its foreign currency equivalent) at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $300.0 million (or its foreign currency equivalent) (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect (except as contemplated by the terms of this Indenture) or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(c) Any notice of Default, notice of acceleration or instruction to a Responsible Officer of the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders of the Notes, other than a Regulated Bank (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and a Responsible Officer of the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of such Notes in lieu of DTC or its nominee.

(d) If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe that a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default with respect to the Notes shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e) Notwithstanding anything in Sections 6.01(c) and (d) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, Sections 6.01(c) and (d) shall not apply to any Holder that is a Regulated Bank.

(f) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Regulated Banks, Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other agreement, or whether or not any Holder is a Regulated Bank.

SECTION 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clauses (6) or (7) of Section 6.01(a)) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30.0% in aggregate principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee, acceleration is not in the best interest of the Holders.

Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (6) or (7) of Section 6.01(a) with respect to the Issuer, all outstanding Notes shall become due and payable without further action or notice.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture (including in connection with an Asset Sale Offer or a Change of Control Offer), except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder, and may rescind any acceleration and its consequences with respect to the Notes, including any related payment default that resulted from such acceleration; provided such rescission would not conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee and the Trustee may act at the direction of the Holders without liability. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30.0% in aggregate principal amount of the total outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) Holders have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the total then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or purchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under

Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

If the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money in the following order:

(i) to the Trustee (including any predecessor trustee) its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10.0% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care of and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Sections 7.01(b) or 7.01(g);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense, with respect to such exercise.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

SECTION 7.02. Rights of Trustee.

Subject to the provisions of Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request,

direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order.

(f) The Trustee shall not be deemed to have knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee may request that the Issuer and any Guarantor deliver a certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate such conflict within 90 days or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections  7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall send to Holders a notice of the Default within 90 days after it is known to the Trustee. The Trustee shall not have knowledge or notice of an Event of Default unless it shall have received written notice thereof. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each April 1, beginning with April 1, 2022, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also send all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time it is sent to the Holders shall be sent to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and their officers, agents, directors and employees for, and hold them harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder and the Trustee shall not incur any liability it if fails to so notify. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct or gross negligence.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the termination for any reason of this Indenture.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created upon 30 days’ written notice thereof to the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing 30 days prior to the effectiveness of such removal. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11. Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

SECTION 7.12. Certain Tax Matters.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about the parties and/or transactions related to this Indenture and the Notes (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this section shall survive the termination of this Indenture.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their Obligations with respect to all outstanding Notes, this Indenture and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other Obligations under such Notes and this Indenture including the Obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged under this Indenture:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 and clauses (3), (4) and (5) of Section 5.01(a), Section 5.01(c) and Section 5.01(d) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under this Indenture (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) and 6.01(a)(8) shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient (without consideration of any reinvestment of interest), in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the

Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders.

Notwithstanding Section 9.02, the Issuer, any Guarantor (with respect to its Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture, the Notes and any Guarantee without the consent of any Holder :

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3) to comply with Section 5.01;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders pursuant to the terms of this Indenture and the Notes;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or any successor Paying Agent thereunder pursuant to the requirements thereof;

(10) to add a Guarantor, a guarantee of a Parent Entity, or a co-obligor of the Notes under this Indenture;

(11) to conform the text of this Indenture, the Notes or the Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Guarantees;

(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to secure the Notes and/or the Guarantees;

(14) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(15) to release and discharge any Lien securing the Notes when permitted by this Indenture (including pursuant to Section 4.12(b)); and

(16) to comply with the rules of any applicable securities depositary.

Upon the request of the Issuer accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affect its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture from and after the Issue Date upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, provided the Trustee receives an Officer’s Certificate.

SECTION 9.02. With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents or waivers obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents or waivers obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note (other than provisions relating to a Change of Control and Asset Sales) or reduce the premium payable upon the redemption of such Notes or change the time at which such Notes may be redeemed under Section 3.07; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor;

(9) make any change to or modify the ranking of the Notes or the Guarantees that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

SECTION 9.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.

However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until its Board approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and, for purposes of the Opinion of Counsel only, that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture from and after the Issue Date upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, provided the Trustee receives an Officer’s Certificate.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantee.

Subject to this Article 10, on the Issue Date, each of the Guarantors hereby, as primary obligors and not merely as sureties, jointly and severally, fully and unconditionally guarantees to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior unsecured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the Senior Credit Facilities and the Existing Senior Notes).

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture (or a supplemental indenture substantially in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any Domestic Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture and the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1) in the case of a Subsidiary Guarantor, any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is not prohibited by the applicable provisions of this Indenture (including any amendments thereof);

(2) (i) the release or discharge of the guarantee by, or direct obligation of, such Guarantor with respect to the Senior Credit Facilities or (ii) the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Guarantee except, in the case of clauses (i) or (ii), a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement is still a release);

(3) in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(4) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(5) the merger, amalgamation, consolidation, winding up or Division of any Subsidiary Guarantor with and into the Issuer or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation, consolidation, winding up or Division or upon the liquidation of such Subsidiary Guarantor; or

(6) the occurrence of a Covenant Suspension Event; provided that such Guarantee will not be released pursuant to this clause (6) for so long as such Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities or the Existing Senior Notes.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes and the Guarantees, when either:

(1) all Notes theretofore authenticated and delivered, except mutilated, lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (2)(A), (B), (C) and (D) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to the Issuer and/or any Guarantor:

Avantor Funding, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: General Counsel

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

Attention: Ryan Bekkerus

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, Pennsylvania 15262

Fax No.: (412) 234-8377

Attention: Corporate Trust Administration

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication (including posting of information as contemplated by the provisions described in Section 4.03) will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting, notices sent by overnight delivery service will be deemed given when delivered and notices given electronically will be deemed given when sent. Notice given in accordance with the procedures of DTC will be deemed given on the date sent to DTC. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

In addition to the foregoing, the Trustee agrees to accept notice and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means (as hereinafter defined); provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee’s acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. For purposes of the foregoing, “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

SECTION 12.02. Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 12.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) An Opinion of Counsel (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that an Opinion of Counsel shall not be required in connection with the issuance of the Notes that are issued on the Issue Date.

SECTION 12.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.05. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06. No Personal Liability of Directors, Managers, Officers, Members, Partners, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies or entities shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.07. Governing Law; Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INDENTURE AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE RESIDING IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INDENTURE, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE BROUGHT IN THE COURTS REFERRED TO ABOVE AND TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

SECTION 12.08. Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.09. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, epidemics or pandemics, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 12.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.11. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

SECTION 12.12. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.13. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 12.14. Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

AVANTOR FUNDING, INC., as Issuer

By:	/s/ Martin A. Goldman
Name: Martin A. Goldman
Title: Senior Vice President – Global Taxation

VAIL HOLDCO SUB LLC, as Holdings

By:	/s/ Martin A. Goldman
Name: Martin A. Goldman
Title: Vice President

[Signature Page to Indenture]

APPLIED SILICONE COMPANY, LLC
AVANTOR FLUID HANDLING, LLC
AVANTOR PERFORMANCE MATERIALS, LLC
EPL PATHOLOGY ARCHIVES, LLC MOREHOUSE-COWLES, LLC NUSIL ACQUISITION CORP. NUSIL INVESTMENTS LLC NUSIL TECHNOLOGY LLC PURITAN PRODUCTS, INC.
RELIABLE BIOPHARMACEUTICAL, LLC
SITECH NUSIL, LLC THERAPAK, LLC VWR CHEMICALS, LLC VWR CORPORATION VWR FUNDING, INC. VWR GLOBAL HOLDINGS, INC. VWR INTERNATIONAL, LLC
VWR MANAGEMENT SERVICES LLC

By:	/s/ Martin A. Goldman
Name: Martin A. Goldman Title: Vice President

AVANTOR PERFORMANCE MATERIALS INTERNATIONAL, LLC

By:	/s/ Martin A. Goldman
Name: Martin A. Goldman Title: Senior Vice President

VWR INTERNATIONAL HOLDINGS, INC.

By:	/s/ Matthew Mayberry
Name: Matthew Mayberry
Title: Vice President

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: [                ]

ISIN: [                 ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

3.875% Senior Notes due 2029

No. ___	[$______________]

AVANTOR FUNDING, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars] on November 1, 2029.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

[1]	Rule 144A Note CUSIP: 05352T AB5

Rule 144A Note ISIN: US05352TAB52

Regulation S Note CUSIP: U05247 AE8

Regulation S Note ISIN: USU05247AE82

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

AVANTOR FUNDING, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
Dated:

By:
Authorized Signatory

[Back of Note]

3.875% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Avantor Funding, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 3.875% per annum from October 26, 2021 until maturity. The Issuer will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be May 1, 2022. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders at the close of business on the April 15 and October 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders or by wire transfer; provided that all payments of principal of and interest and premium, if any, on all Global Notes shall be made in accordance with the Depositary’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If a payment date is not a Business Day at the place of payment, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of October 26, 2021 (the “Indenture”), between the Issuer, the Guarantors and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 3.875% Senior Notes due 2029. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE.

The Notes are subject to optional and special mandatory redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer, as further described in the Indenture.

Except as provided in the Indenture, the Issuer shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 10 days before delivering a notice of redemption of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees and the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

12. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Avantor Funding, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10            [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Avantor Funding, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087 Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, Pennsylvania 15262

Attention: Corporate Trust Administration

Re: 3.875% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of October 26, 2021 (the “Indenture”), between Avantor Funding, Inc., the Guarantors and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S WHICH PROVISION MAY NOT BE RULE 144. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(b) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______________________

Signature Guarantee:

(Signature must be guaranteed)

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP 05352T AB5), or

(ii)	[ ] Regulation S Global Note (CUSIP U05247 AE8), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP 05352T AB5), or

(ii)	[ ] Regulation S Global Note (CUSIP U05247 AE8), or

(iii)	[ ] Unrestricted Global Note (CUSIP [_____]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Avantor Funding, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, Pennsylvania 15262

Attention: Corporate Trust Administration

Re: 3.875% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of October 26, 2021 (the “Indenture”), between Avantor Funding, Inc., the Guarantors and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [     ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [     ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive

Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [     ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [     ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [     ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [     ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______________________

Signature Guarantee:

(Signature must be guaranteed)

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [                ], by and among the signatories hereto, as Guarantor[s] ([each a] [the] “Guaranteeing Subsidiary”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Avantor Funding, Inc., a Delaware corporation (the “Issuer”), certain guarantors and the Trustee have heretofore executed and delivered an indenture dated as of October 26, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $800,000,000 of 3.875% Senior Notes due 2029 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that [the] [each] Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which [each] such Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Indenture.

2. Agreement to Guarantee. [Each] [The] Guaranteeing Subsidiary hereby agrees to be a Guarantor, and hereby becomes a Guarantor, under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.

3. Execution and Delivery. [Each] [The] Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the Supplemental Indenture for all purposes. Signatures of

D-1

the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by [each] [the] Guaranteeing Subsidiary.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name: Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name: Title:

D-3